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                                                                          (d)(1)

                              NCS HEALTHCARE, INC.
                       3201 Enterprise Parkway, Suite 2200
                              Beachwood, Ohio 44122


                                                  August 29, 2001


Mr. Joel F. Gemunder
President and Chief Executive Officer
Omnicare, Inc.
1600 RiverCenter II
100 East RiverCenter Boulevard
Covington, KY 41011

Re: NCS HealthCare, Inc.


Dear Mr. Gemunder:

         Omnicare, Inc. ("Omnicare" and sometimes "you" or "your") has expressed an interest in a possible transaction (the "Transaction") with NCS HealthCare, Inc. (including its subsidiaries and affiliates, the "Company"). You have requested that the Company furnish you with certain information which the Company may consider to be material and non-public, confidential or proprietary in nature. In consideration for and as a condition to the Company's furnishing access to such information as the Company, in its sole discretion, agrees to deliver, provide or otherwise make available to Omnicare, you agree to the terms and conditions set forth in this letter agreement. The Company may, in its sole discretion, withhold information where it concludes that the disclosure of such information would violate applicable law, breach a duty, subject the Company to risk of a material penalty, or be detrimental to its interests.

1. You and all of your partners, members, directors, officers, employees, agents, affiliates, advisors, accountants, bankers, attorneys, potential sources of financing and other similarly situated individuals or entities (collectively "Informed Parties") acknowledge the confidential, non-public and proprietary nature of the Confidential Information (as defined below) and agree to hold and keep all Confidential Information which is disclosed to you or any Informed Party pursuant to the terms of this letter agreement as confidential, regardless of whether such information is marked or otherwise identified as confidential.





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Mr. Joel F. Gemunder
August 29, 2001
Page 2


2. As used in this letter agreement, the term "Confidential Information" means and includes any and all information, in any form, hereafter disclosed, in any manner, to you or your Informed Parties concerning the Company or the Transaction regardless of whether such information is disclosed by the Company or by its advisors, agents or other representatives (collectively "Advisors"). The term "Confidential Information" also includes all notes, analyses, compilations, studies, interpretations or other documents prepared by you or Informed Parties which contain, reflect or are based upon, in whole or in part, any information disclosed to you or Informed Parties by or on behalf of the Company.

3. The term "Confidential Information" does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or the Informed Parties in violation of this letter agreement, (b) is within your or the Informed Parties' possession from a source other than the Company; provided that such source was not known by you or the Informed Parties to be bound by any contractual, legal or fiduciary obligations of confidentiality to the Company with respect to such information, or (c) is or becomes available to you or the Informed Parties on a non-confidential basis from a source other than the Company or any of the Advisors; provided that such source is not known by you or your Informed Parties to be bound by any contractual, legal or fiduciary obligations of confidentiality to the Company with respect to such information.

4. You and the Informed Parties acknowledge that any trade secrets of the Company, however documented, that may be disclosed to you or the Informed Parties are also entitled to any and all of the protections and benefits of all applicable state trade secret laws. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this letter agreement, such information will in any event still be considered Confidential Information for purposes of this letter agreement.

5. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to you or your Informed Parties, regardless of whether the Company has asserted or is or may be entitled to assert such privileges and protections. The parties (a) share a common legal and commercial interest in all such Confidential Information that is subject to such privileges and protections and (b) intend that such privileges and protections remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information covered by such protections and privileges relates. In furtherance of the foregoing, you shall not claim or contend, in proceedings involving either party, that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and





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Mr. Joel F. Gemunder
August 29, 2001
Page 3


     privileges with respect to any information, documents or other material not disclosed to you due to the Company disclosing Confidential Information (including Confidential Information related to pending or threatened litigation) to you.

6. You agree that the Confidential Information (a) will be kept confidential by you and the Informed Parties and (b) without limiting the foregoing, will not be reproduced or disclosed, distributed or communicated, directly or indirectly, in whole or in part, by you or the Informed Parties to any person except with the specific prior written consent of the Company acting through its Board of Directors or except as expressly otherwise permitted by this letter agreement, provided, however, that you may make any such disclosure (i) if the disclosure is required to comply with law, but only to the extent necessary to comply (provided that, to the extent reasonably practicable, you have given notice to the Company prior to any such disclosure so that the Company may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this letter agreement), and (ii) if the disclosure is required under the federal securities laws in connection with any offer by you to purchase any debt or equity securities of the Company (provided that you have given at least 24 hours written notice to the Company of your termination of discussions with the Company relating to a possible Transaction prior to the disclosure contemplated by this clause (ii)). It is understood that you may disclose the Confidential Information to only those Informed Parties who (a) require such information for the purpose of evaluating a possible Transaction with the Company and (b) are informed by you of the confidential nature of the Confidential Information and the obligations of this letter agreement. You further agree that you and the Informed Parties will not use any of the Confidential Information for any reason or purpose other than to evaluate and to negotiate a possible Transaction with the Company. You also agree to be responsible for any breach of this letter agreement by the Informed Parties.

7. You acknowledge that you are aware, and that you will advise the Informed Parties, that applicable securities laws impose restrictions on any person who has material, non-public information concerning a company, such as the Confidential Information, from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

8. Except as expressly permitted by Section 6 and except as expressly permitted by a definitive agreement with respect to the Transaction, if any, entered into between the parties, each of the Company and its Advisors and you and the Informed Parties agree not to disclose to any person the fact that the Confidential Information has been disclosed to you or the Informed Parties or that you or the Informed Parties have inspected any portion of the Confidential Information or that any discussions or negotiations are taking place concerning the Transaction; provided, however, either party may make such a disclosure if, and solely to the





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Mr. Joel F. Gemunder
August 29, 2001
Page 4


     extent that, such party has determined, in connection with its outside counsel, that such a disclosure must be made in order to not commit a violation of law, and further provided, the party making such disclosure shall consult with the other party before making any such disclosure, and any such permitted disclosure shall not affect or impair such party's obligations of confidentiality with respect to the Confidential Information. Notwithstanding the foregoing, (i) the Company may disclose to
     (a) its creditors and/or their representatives and advisors and (b) to any party with which it is contractually obligated to do so pursuant to a written agreement in existence on the date hereof or entered into subsequent to the date hereof, and without limiting your rights under paragraph 6 of this letter agreement (ii) you may disclose to (a) any owner of the Company's bank debt or any debt security of the Company and/or their representatives and advisors (collectively, the "Debt Holders") and (b) AmerisourceBergen Corporation or any group or committee (whether ad hoc or formal) representing no less than one-third of the trade debt of the Company and/or their representatives and advisors (collectively, the "Trade Creditors" and, together with the Debt Holders, the "Creditors"), the fact that discussions are taking place concerning the Transaction and, in the case of the preceding clauses (i)(a), (ii)(a) and (ii)(b), the terms of such discussions or negotiations; provided that, in the case of the preceding clauses (ii)(a) and (ii)(b), you advise the Creditors of the confidential nature of the disclosed information and the obligations of this letter agreement and further provided that you will not be responsible for any breach of this letter agreement by such Creditors. You hereby represent that as of the date you sign this letter agreement, you are not aware of any facts or circumstances that exist that would require you to make such a disclosure in order to not commit a violation of law. The Company agrees to be responsible for any breach of this letter agreement by its Advisors.

9. All requests by you or the Informed Parties for Confidential Information, meetings with the Company's personnel or Advisors or inspection of the Company's properties must be made to the Company's Board of Directors or the Chief Executive Officer of the Company.

10. In the event that any party to this letter agreement becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to make any disclosure that is prohibited or otherwise constrained by this letter agreement (such party, a disclosing party), such disclosing party will provide the other party (the non-disclosing party) with prompt notice of such legal proceedings so that the non-disclosing party may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this letter agreement. In the absence of a protective order or a waiver from the non-disclosing party, the disclosing party is permitted to disclose that portion (and only that portion) of the Confidential Information that the disclosing party is legally compelled to disclose; provided, however, that the disclosing party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is disclosed.





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Mr. Joel F. Gemunder
August 29, 2001
Page 5


11. You understand, acknowledge and agree that the Company retains the right to determine, in its sole discretion, what information, properties and personnel it wishes to make available to you, and neither the Company nor any of its Advisors make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. You further agree that neither the Company, nor any of its Advisors, shall have any liability to you or any Informed Party relating to or resulting from the use of the Confidential Information.

12. You agree that, during the term of this letter agreement neither you nor any Informed Party will directly or indirectly, (a) induce or attempt to induce any employee of the Company or the Company's affiliates or subsidiaries to leave the employ of the Company or such affiliate or subsidiary, or (b) solicit for employment or as an independent contractor, or otherwise, any person who is an employee of the Company, or of the Company's affiliates or subsidiaries; provided, however, that the foregoing subsections (a) and (b) of this paragraph 12 will not prevent you from employing any such person who (i) contacts you on his or her own initiative without any direct or indirect solicitation by, or encouragement from, you (it being understood that general advertisements and other similar broad forms of solicitations shall not constitute direct or indirect solicitation hereunder) or (ii) has been terminated by the Company prior to commencement of employment discussions between you and such person.

13. In the event that you determine that you no longer wish to proceed with the Transaction or upon written notice from the Company that it does not wish you to consider the Transaction any further, then (a) you (i) shall promptly deliver to the Company's Board of Directors all documents or other tangible materials disclosed by the Company or any of its Advisors to you or the Informed Parties constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of you or the Informed Parties and (ii) will destroy all materials generated by you or the Informed Parties that include or refer to any part of the Confidential Information, without retaining a copy of any such material or (b) alternatively, at your option, you will destroy all documents or other matters constituting Confidential Information in the possession or under the control of you or the Informed Parties. Any such destruction pursuant to the foregoing must be certified by an authorized officer of Omnicare in writing to the Company (and such certification shall include a list of the destroyed materials). Notwithstanding the foregoing, you may retain one copy of the Confidential Information in confidential restricted access files for use only in the event a dispute arises hereunder and only in connection with such dispute and you may retain such of the Confidential Information as shall have been incorporated into the records of your Board of Directors or the records of the Board of Directors of any of your subsidiaries.

14. The Company reserves the right, in its sole discretion, to reject any and all proposals made by you or the Informed Parties with regard to a Transaction and to terminate discussions and





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Mr. Joel F. Gemunder
August 29, 2001
Page 6


     negotiations with you and the Informed Parties at any time. Neither you nor the Company shall have rights or obligations of any kind whatsoever with respect to the Transaction by virtue of this letter agreement other than for the matters specifically agreed to herein. Without limiting the preceding sentences, nothing in this letter agreement requires either you or the Company to enter into a Transaction or to negotiate such Transaction for any specified period of time.

15. You agree that no contract or agreement providing for a Transaction shall be deemed to exist between the parties and/or any of the parties' stockholders unless and until a detailed definitive written agreement providing for a Transaction (a "Transaction Agreement") has been executed and delivered by both parties, and each party hereby waives in advance, any claims (including, without limitation, claims for breach of contract) in connection with any possible Transaction unless and until the parties shall have entered into such definitive Transaction Agreement. You also agree that unless and until such definitive Transaction Agreement has been executed and delivered by both parties neither party has any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Transaction except, in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive Transaction Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid by any party.

16. Each party agrees that because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this letter agreement, and any such breach would cause irreparable harm, in the event of any breach or threatened breach of this letter agreement, each party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this letter agreement but will be in addition to all other remedies available at law or equity.

17. The agreements contained in this letter agreement shall be binding upon the successors of the parties hereto.

18. This letter agreement contains the entire agreement between you and the Company concerning the Confidential Information, and this letter agreement and the obligations set forth in this letter agreement may be modified or waived only by a separate writing signed by the Company and you expressly modifying or waiving this letter agreement or such obligations.





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Mr. Joel F. Gemunder
August 29, 2001
Page 7


19. Neither the failure nor the delay by any party in exercising any right, power or privilege under this letter agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

20. As used in this letter agreement, the term "person" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

21. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. If any of the covenants or provisions of this letter agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement.

22. All words used in this letter agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

23. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this letter agreement may be brought against either of the parties in the courts of the Delaware and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

24. This letter agreement will be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts between residents of that state and executed in and to be performed in that state, without regard to conflicts of laws principles.

25. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this letter agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this letter agreement as to the parties and may be used in lieu of the





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Mr. Joel F. Gemunder
August 29, 2001
Page 8


     original letter agreement for all purposes. Signature of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

26. The parties have participated jointly in the negotiation and drafting of this letter agreement. If an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this letter agreement.

27. Notwithstanding anything to the contrary that may be contained herein, this letter agreement shall terminate two years from the date of your acceptance hereof. If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.






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                   [Confidentiality Agreement Signature Page]





                                               Very truly yours,

                                               NCS HealthCare, Inc.


                                          By: /s/ Jon H. Outcalt
                                             ----------------------------------
                                             Name:  Jon H. Outcalt
                                             Title: Chairman





ACCEPTED AND AGREED to
this 29th day of August, 2001


OMNICARE, INC.


By: /s/ Joel F. Gemunder
   -------------------------------
   Name:  Joel F. Gemunder
   Title: President and Chief Executive Officer